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                                                                    Exhibit 8.01

                          [SIDLEY & AUSTIN LETTERHEAD]

                                 March 29, 1999

Merrill Lynch Investment Partners Inc.,
  as general partner of ML Principal Protection L.P.
Princeton Corporate Campus
800 Scudders Mill Road
Section 2G
Plainsboro, New Jersey 08536

            RE:  ML PRINCIPAL PROTECTION L.P.
                 POST-EFFECTIVE AMENDMENT NO. 1 TO THE
                 REGISTRATION STATEMENT ON FORM S-1
                 ----------------------------------

Dear Sir or Madam:

            We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, of Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, to be filed with the SEC on or about March 30, 1999 (the "Registration Statement"), of ML Principal Protection L.P. (the "Fund"), a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act.

            We have reviewed such data, documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion. Based upon the foregoing, we hereby confirm our opinion that the description set forth under the caption "Tax Consequences" in the Prospectus (the "Prospectus") constituting a part of the Registration Statement correctly describes (subject to the uncertainties referred to therein) the material aspects of the United States federal income tax treatment to a United States individual taxpayer, as of the date hereof, of an investment in the Fund. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

                                               Very truly yours,


                                               SIDLEY & AUSTIN